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                                                                     EXHIBIT 5.1

                         [PALMER & DODGE LLP LETTERHEAD]


                                September 7, 2000

Lamar Advertising Company
5551 Corporate Boulevard
Baton Rouge, Louisiana 70808


         We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Lamar Advertising Company (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to the registration of up to 26,227,273 shares (the "Class A Shares") of the Company's Class A Common Stock, $0.001 par value.

         We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors in connection with the authorization and issuance of the Class A Shares. We have examined all such documents as we consider necessary to enable us to render this opinion.

         Based upon the foregoing, we are of the opinion that the Class A Shares have been duly authorized and are validly issued, fully paid and non-assessable.

         The foregoing opinion is limited to Delaware General Corporation Law, including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and the federal laws of the United States.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under "Legal Matters."

                                             Very truly yours,

                                             /s/ Palmer & Dodge LLP